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                                                                    Exhibit 4.29

                                AGENCY AGREEMENT




March 23, 2004


Spectrum Signal Processing Inc.
One Spectrum Court
200 - 2700 Production Way
Burnaby, British Columbia
V5A 4X1

ATTENTION: PASCAL SPOTHELFER, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Sirs/Mesdames:

Reference is made to a letter agreement dated January 12, 2004 (the "LETTER AGREEMENT") between Spectrum Signal Processing Inc. (the "CORPORATION") and GMP Securities Ltd. ("GMP"). The Corporation hereby appoints GMP and Dlouhy Merchant Group Inc. (collectively, the "AGENTS"), and the Agents hereby agrees to act, as exclusive agents on a best efforts agency basis to raise gross proceeds of up to $2,986,470 for the Corporation through the sale of up to 2,212,200 units ("UNITS") at a price of $1.35 per Unit. Each Unit shall consist of one common share in the capital of the Corporation (an "OFFERED SHARE") and one-half of one Common Share purchase warrant. Each whole warrant (an "OFFERED WARRANT") shall be issued pursuant to and subject to the terms of a warrant indenture (the "WARRANT INDENTURE") dated the date hereof between the Corporation and Computershare Trust Company of Canada. Each Offered Warrant is exercisable at any time until that date which is 18 months following the Closing Date (as defined herein) for one Common Share (an "OFFERED WARRANT SHARE") at an exercise price of $1.50 per share. The offering of the Units by the Corporation is hereinafter referred to as the "OFFERING". It is understood that the sale of Units will take place only in the Provinces of British Columbia, Alberta, Quebec and Ontario (the "OFFERING JURISDICTIONS"); and (ii) in the United States, in each case in accordance with the provisions of this Agreement. It is hereby agreed and understood that the Agents shall act as agents only and shall not at any time be obligated to purchase or arrange for the purchase of any Units but may subscribe for and purchase Units if the Agents so chooses.

1.       Interpretation

(a) Unless expressly provided otherwise, where used in this Agreement or any schedule hereto, the following terms shall have the following meanings, respectively:



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"AGENTS" shall have the meaning ascribed thereto in the first paragraph of this
Agreement;

"AGENTS' PERSONNEL" has the meaning ascribed thereto in Section 11 of this Agreement;

"AGENCY FEE" shall have the meaning ascribed thereto in subsection 3(a) of this Agreement;

"AGREEMENT" means this agreement resulting from the acceptance of the offer made by the Corporation;

"APPLICABLE SECURITIES LAWS" means, collectively, the applicable securities laws of the Offering Jurisdictions and the United States, the regulations, rules, rulings and orders made thereunder, the applicable published policy statements issued by the Securities Commissions and the United States Securities and Exchange Commission thereunder and the securities legislation and published policies of each other jurisdiction in Canada the securities laws of which are applicable to the sale of the Units on the terms and conditions set out in this Agreement;

"AUDITED FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Corporation as at and for the twelve month period ended December 31, 2002;

"BUSINESS DAY" shall mean any day except Saturday, Sunday or a statutory or civic holiday in Toronto, Ontario or Vancouver, British Columbia;

"CLOSING" means the closing on the Closing Date of the transaction of purchase and sale in respect of the Units pursuant to this Agreement;

"CLOSING DATE" means March 23, 2004, or such other date as the Agents and the Corporation may agree;

"COMMON SHARES" means the common shares in the capital of the Corporation;

"COMPENSATION WARRANTS" shall have the meaning ascribed thereto in subsection 3 of this Agreement;

"DISCLOSURE DOCUMENTS" means all documents that have been disclosed by the Corporation to the public and filed since December 31, 2002 with the relevant securities regulatory authorities pursuant to the requirements of Applicable Securities Laws, including all press releases filed on SEDAR;

"EXCHANGE" means the Toronto Stock Exchange;

"GROSS PROCEEDS" means the gross proceeds raised from the sale of the Units;

"HAZARDOUS SUBSTANCES" shall have the meaning ascribed thereto in subsection 5(jj) of this Agreement;

"INDEMNIFIED PARTY" shall have the meaning ascribed thereto in Section 11 of this Agreement;


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"INTELLECTUAL PROPERTY" shall have the meaning ascribed thereto in subsection
5(ll) of this Agreement;

"KNOWLEDGE" or "AWARE" or similar words in respect of any facts or circumstances by the Corporation means only those facts or circumstances of which the President or the Chief Financial Officer of the Corporation has actual knowledge or is actually aware on or before the Closing Date;

"LEASED PREMISES" shall have the meaning ascribed thereto in subsection 5(dd) of this Agreement;

"LETTER AGREEMENT" shall have the meaning ascribed thereto in the first paragraph of this Agreement;

"MATERIAL AGREEMENTS" has the meaning ascribed thereto in subsection 5(n) of this Agreement;

"MATERIAL CHANGE" means a material change for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of an Offering Jurisdiction means a change in the business, operations or capital of the Corporation that would reasonably be expected to have a significant effect on the market price or value of any of the Corporation's securities and includes a decision to implement such a change made by the Corporation's board of directors or by senior management of the Corporation who believe that confirmation of the decision by the board of directors is probable;

"MATERIAL FACT" means a material fact for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of an Offering Jurisdiction means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Corporation's securities;

"MISREPRESENTATION" means a misrepresentation for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of an Offering Jurisdiction means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made;

"NASDAQ" means the Nasdaq Small Cap Market;

"OFFERED WARRANT SHARES" means the Common Shares issuable upon the due exercise of the Offered Warrants; and

"OFFERED WARRANTS" has the meaning ascribed thereto in the first paragraph of this Agreement.

"OFFERING" shall have the meaning ascribed thereto in the first paragraph of this Agreement;

"OFFERING JURISDICTIONS" shall have the meaning ascribed thereto in the first paragraph of this Agreement;



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"PERSON" includes any individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture association, company, trust, bank, trust company, land trust, investment trust, society or other entity, organization, syndicate, whether incorporated or not, trustee, executor or other legal personal representative, and governments and agencies and political subdivisions thereof;

"PRIVATE PLACEMENT EXEMPTIONS" means the prospectus exemptions pursuant to which the Units are to be issued in the Offering Jurisdiction as more specifically set out in the Subscription Agreements;

"PURCHASERS" means, collectively, those persons or companies who are purchasing the Units as contemplated herein;

"SECURITIES COMMISSIONS" means the applicable securities regulatory authorities in the Offering Jurisdictions;

"SUBSCRIPTION AGREEMENTS" means, collectively, the subscription agreements in the form agreed to by the Agents and the Corporation to be entered into between the Purchasers and the Corporation pursuant to which the Purchasers agree to subscribe for and purchase Units as herein contemplated and shall include, for greater certainty, all schedules thereto;

"SUBSIDIARIES" means collectively, Spectrum Signal Processing (USA), Inc. and Spectrum Signal Processing (UK) Ltd. and "SUBSIDIARY" means any one of them;

"TIME OF CLOSING" means 8:00 a.m. (Vancouver time) on the Closing Date or such other time on the Closing Date as the Corporation and the Agents may agree;

"UNITED STATES" means the United States of America, as defined in Regulation S under the U.S. Securities Act;

"UNITS" shall have the meaning ascribed thereto in the first paragraph of this Agreement;

"U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended; and

"WARRANT INDENTURE" has the meaning ascribed thereto in the first paragraph of this Agreement.

(a) The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement. Unless otherwise expressly provided, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.



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(b)      If any provision of this Agreement shall be adjudged by a competent authority to be invalid or for any reason unenforceable, such invalidity or unenforceability shall not affect the validity, enforceability or operation of any other provision herein.

(c) The following are the schedules attached to this Agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:

         Schedule "A" - List of Options, Warrants and Convertible Securities

         Schedule "B" - Form of Compensation Warrant Certificate

         Schedule "C" - United States Offers and Sales

2.       Nature of Transaction

         (a) Each Purchaser shall purchase Units under a Private Placement Exemption. The Agents shall offer the Units for sale on behalf of the Corporation in the Offering Jurisdictions in compliance with Applicable Securities Laws. The Corporation undertakes to file or cause to be filed all forms or undertakings required to be filed by the Corporation and to pay all filing fees in connection with the purchase and sale of the Units so that the distribution of such securities may lawfully occur without the necessity of filing a prospectus in Canada or comparable document elsewhere. The Agents shall arrange for Purchasers of the Units in the United States through Griffiths McBurney Corp. (the "U.S. AFFILIATE") pursuant to exemptions from the registration requirements of the U.S. Securities Act and applicable state securities laws, all such sales to be carried out and completed in accordance with Schedule "C" attached hereto.

         (b) The certificates representing the Offered Shares and Offered Warrants delivered at Closing shall contain the following legend:

         "UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED HEREBY SHALL NOT TRADE THE SECURITIES BEFORE JULY 24, 2004."

         (d) The certificates representing the Offered Shares delivered at Closing shall also contain the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CAN NOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES


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         IS NOT 'GOOD DELIVERY' IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO
         STOCK EXCHANGE.

         THE SECURITIES COVERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "1933 ACT"), AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR (II) OTHERWISE UNTIL 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING AND CLOSING DATE, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S UNDER THE 1933 ACT. TERMS USED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S."

         (e) Each of the Corporation and the Agents (on their own behalf or on behalf of the U.S. Affiliate) agree that the representations, warranties and covenants contained in Schedule "C" to this Agreement entitled "United States Offers and Sales" are incorporated by reference in and shall form part of this Agreement with respect to offers and sales of Units in the United States.

3.       AGENTS' COMPENSATION

         (a) In consideration for the performance of its obligations hereunder, the Corporation shall, subject to the provisions of this Agreement, pay to the Agents an aggregate fee (the "AGENCY FEE") equal to: (i) 7.5% of the Gross Proceeds on sales of Units to Purchasers other than Ventures West 7 Limited Partnership, Ventures West 7 U.S. Limited Partnership, directors, officers and employees of the Corporation; and (ii) 3.75% of the Gross Proceeds on sales of Units to Ventures West 7 Limited Partnership, Ventures West 7 U.S. Limited Partnership, directors, officers and employees of the Corporation.

         (b) The Agents may retain one or more registered securities brokers or investment dealers to act as selling agents (individually, each a "SELLING AGENT" and collectively, the "SELLING AGENTS") in connection with the sale of the Units provided that (i) the compensation payable to such Selling Agents shall be the sole responsibility of the Agents; (ii) retaining such Selling Agents, and their sale of the Units, is permitted by and in compliance with Applicable Securities Laws; (iii) such Selling Agents agree to be bound by, and the Agents shall be responsible for ensuring that the Selling Agents abide by, the restrictions applicable to Agents hereunder as if the Selling Agents were Agents hereunder.

         (c) In addition to the Agency Fee, as additional consideration for the performance of their obligations hereunder, the Corporation shall issue to the Agents at the Time of Closing on the Closing Date, non-assignable and non-transferable compensation warrants (the "COMPENSATION WARRANTS"), substantially in the form set out in Schedule "B" hereto, entitling the Agents to acquire, in the aggregate, a number of Units equal to 4.5% of the aggregate number of Units sold


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                  hereunder exercisable by the Agents at a price of $1.50 per
                  Unit for a period of one year following the Closing Date.

4.       REPRESENTATIONS AND WARRANTIES OF THE AGENTS

Each of the Agents hereby certifies that it is an "accredited investor" as defined under Applicable Securities Laws by virtue of being a company registered under the Securities Act (Ontario) as an adviser or dealer (other than a limited market dealer) and is acquiring the Compensation Warrants as principal for its own account and not for the benefit of any other person.

Each of the Agents represents and warrants to the Corporation that it is a corporation duly incorporated, organized and subsisting under the laws of the jurisdiction in which it was incorporated, with good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Agents contemplated hereby.

It is understood and agreed that for the purpose of the opinions to be delivered pursuant to subparagraph 7(e) of this Agreement, counsel to the Corporation will rely on inter alia, the accuracy and truth of the representations, warranties and covenants set forth in this paragraph 4.

5.       REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation hereby represents and warrants to and with the Agents (on the Agents' own behalf and on behalf of each of the Purchasers) and acknowledges that each of them is relying upon such representations and warranties in acting as agents, in the case of the Agents, and in purchasing the Units, in the case of the Purchasers, that as at the date hereof:

         (a) the Corporation and each of the Subsidiaries has been duly incorporated or amalgamated and is existing under the laws of its jurisdiction of incorporation or amalgamation and has all requisite power and authority necessary to, and is qualified to, carry on its business as now conducted and to own or lease its properties and assets in all jurisdictions in which it currently carries on business and/or owns or leases its properties and assets; and the Corporation has all required corporate power and authority to allot, issue and sell the Units, to enter into this Agreement, the Subscription Agreements, the Warrant Indenture, the Compensation Warrants and to carry out the provisions of each of such agreements;

         (b) the authorized capital of the Corporation consists of 50,000,000 Common Shares, of which, as of the date hereof, 14,751,724 Common Shares are issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation;

         (c) the Corporation has no subsidiaries other than the Subsidiaries and the Corporation does not beneficially own or exercise control or direction over, 10% or more of the outstanding voting shares of any company other than the Subsidiaries; the Corporation beneficially owns, directly or indirectly, 100% of the issued and outstanding shares in the capital of each of the Subsidiaries free


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                  and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever; to the Corporation's knowledge all of such shares have been duly authorized and validly issued and are outstanding as fully-paid shares and, in respect of the Subsidiaries only, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Corporation of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of any Subsidiary or any other security convertible into or exchangeable for any such shares;

         (d) to the knowledge of the Corporation, no order ceasing or suspending trading in any securities of the Corporation or prohibiting the sale of the Units or the trading of any of the Corporation's issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of the Corporation, threatened;

         (e) to the knowledge of the Corporation, other than as disclosed in the Disclosure Documents, no agreement is in force or effect which in any manner affects the voting or control of any of the securities of the Corporation or any of the Subsidiaries;

         (f) other than as disclosed in the Disclosure Documents, the Corporation has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or agreed to do so or otherwise effected any return of capital with respect to such shares;

         (g) except as set forth in Schedule "A" hereto and except as contemplated hereby, no person, firm or corporation, as of the date hereof, has any agreement or option, or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, subscription or issuance of any securities of the Corporation;

         (h) the Corporation is, and on the Closing Date will be, a "qualifying issuer" within the meaning of Multilateral Instrument 45-102 Resale of Securities ("MI 45-102") and is a reporting issuer under the applicable securities laws in each of Ontario, British Columbia and Alberta and will at the Time of Closing be a reporting issuer under the applicable laws of the Province of Quebec; the Corporation is not in default in any material respect of any requirement of the Applicable Securities Laws of the Offering Jurisdictions and the Corporation is not included in a list of defaulting reporting issuers maintained by the Securities Commission in each of Ontario, British Columbia and Alberta. In particular, without limiting the foregoing, the Corporation is in compliance at the date hereof with its obligations under Applicable Securities Laws to make timely disclosure of all material changes relating to it and, since December 31, 2002 (other than in respect of material change reports previously filed on a confidential basis and thereafter made public or material change reports previously filed on a confidential basis


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                  and in respect of which no material change ever resulted), no such disclosure has been made on a confidential basis and there is no material change relating to the Corporation which has occurred and with respect to which the requisite material change report has not been filed, except to the extent that the Offering constitutes a material change;

         (i) the currently issued and outstanding Common Shares of the Corporation are listed and posted for trading on the Exchange and quoted for trading on Nasdaq and to its knowledge no order ceasing or suspending trading in any securities of the Corporation or prohibiting the sale of the Units has been issued and no proceedings for such purpose are pending or, to the knowledge of the Corporation, threatened;

         (j) the definitive form of certificate representing the Offered Shares complies with the requirements of the Company Act (British Columbia) and of the Exchange;

         (k) to the knowledge of the Corporation, each of the Corporation and the Subsidiaries has conducted, and is conducting, its business in material compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now or proposed to be conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are and will at the Time of Closing be valid, subsisting and in good standing, except in each case in respect of matters which do not and will not result in any material adverse change to the business, business prospects or condition (financial or otherwise) of the Corporation and the Subsidiaries (on a consolidated basis), and except for the failure to be so qualified or the absence of any such license, registration or qualification which does not and will not have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation and the Subsidiaries (on a consolidated basis) or on the corporate power or authority of the Corporation to perform its obligations under this Agreement;

         (l) except as qualified by the disclosure in the Disclosure Documents, each of the Corporation and the Subsidiaries is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to as owned by it in the Corporation's most recent annual information form filed on SEDAR, all agreements under which the Corporation or the Subsidiaries holds an interest in a property, business or asset are in good standing according to their terms except where the failure to be in such good standing does not and will not have a material adverse effect on the Corporation and the Subsidiaries (on a consolidated basis) or its properties, business or assets, and the Disclosure Documents were as at the date thereof true and correct in all material respects concerning the Corporation and the Subsidiaries, and contained no misrepresentations;



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         (m)      none of the Corporation or the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by it which, if the subject of an unfavourable decision, ruling or finding would materially and adversely affect the conduct of the business, operations, financial condition or income of the Corporation and the Subsidiaries (on a consolidated basis);

         (n) the Corporation is not in default or in breach in any material respect of, and the execution and delivery of this Agreement, the performance and compliance with the terms hereof and the completion of the transactions described herein by the Corporation will not result in any material breach of, or be in conflict with or constitute a material default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a material default under any term or provision of the constating documents or any resolutions of the Corporation or any material mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it or a material portion of its assets are bound (a "MATERIAL AGREEMENT"), or any judgment, decree, order, statute, rule or regulation applicable to any of them;

         (o) the auditors of the Corporation who audited the Audited Financial Statements are independent public accountants as required by Applicable Securities Laws and to the knowledge of the Corporation there has never been any reportable disagreement (within the meaning of National Policy Statement No. 31 of the Canadian Securities Administrators) with the present auditor or, to the knowledge of the Corporation, any former auditor of the Corporation;

         (p) each of the Corporation and the Subsidiaries has filed all federal, provincial, state, local and foreign tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a material adverse effect on the assets and properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation and the Subsidiaries (on a consolidated basis)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith;

         (q) the Corporation and each of the Subsidiaries has established on its books and records reserves that are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Corporation or any of the Subsidiaries, and, there are no audits known by the Corporation's management to be pending of the tax returns of the Corporation or any of the Subsidiaries (whether federal, state, provincial, local or foreign) and there are no claims which have been or may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any


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                  governmental agency of any deficiency that would have a
                  material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation and the Subsidiaries (on a consolidated basis);

         (r) no domestic or foreign taxation authority has asserted or, to the Corporation's knowledge, threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Corporation or any of the Subsidiaries (including, without limitation, any predecessor companies) filed for any year which would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation or any of the Subsidiaries;

         (s) neither the Corporation nor, to the Corporation's knowledge, any other party to a Material Agreement is in material default in the observance or performance of any term or obligation to be performed by it under any such Material Agreement and, to the Corporation's knowledge, no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation and the Subsidiaries (on a consolidated basis);

         (t) at the Time of Closing, the Corporation will have filed all documents, taken all proceedings and obtained all regulatory consents necessary to be filed by the Time of Closing in connection with the sale of the Units;

         (u) upon completion of all of the transactions contemplated in this Agreement the Units will be validly issued and outstanding as fully paid and non-assessable and will not have been issued in violation of or subject to any pre-emptive rights or other contractual rights to purchase securities issued by the Corporation;

         (v) the execution and delivery of each of this Agreement, the Warrant Indenture, the Compensation Warrants and the Subscription Agreements and the performance of the transactions contemplated thereunder, the offering and sale of the Units at the Time of Closing and any compliance by the Corporation with the other provisions of each of such agreements to be complied with by it does not and will not:

                  (i) require the consent, approval, authorization, registration or qualification of or with any governmental authority, stock exchange, securities regulatory authority or other third party, except:
                           (i) such as have been obtained; or (ii) such as may be required under the applicable by-laws, policies, regulations and prescribed forms of the Exchange or Nasdaq;

                  (ii) result in a breach of or default under, or create a state of facts which, after notice or lapse of time or both, would result in a breach of or default under, or conflict with:



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                  (iii)    any of the terms, conditions or provisions of the
                           constating documents or resolutions of the shareholders, directors or any committee of directors of the Corporation or any of the Subsidiaries or any Material Agreement ; or

                  (iv) any statute, rule, regulation or law applicable to the Corporation, or any of the Subsidiaries including, without limitation, the Applicable Securities Laws of the Offering Jurisdictions, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Corporation or any of the Subsidiaries; or

                  (v) give rise to any lien, charge or claim in or with respect to the properties or assets now owned or hereafter acquired by the Corporation or the Subsidiaries or the acceleration of or the maturity of any debt under any indenture, mortgage, lease, agreement or instrument binding or affecting any of them or any of their properties;

         (w) the financial statements, press releases, material change reports, management information circulars or annual information forms filed by or on behalf of the Corporation since December 31, 2002 with any Securities Commission, the Exchange or Nasdaq taken together as a whole, are true and correct and do not contain a misrepresentation, determined as at the date of filing, which has not been corrected;

         (x) other than the Agents, there is no person acting or, to the knowledge of the Corporation, purporting to act at the request of the Corporation, who is entitled to any brokerage or agency fee in connection with the transactions contemplated herein;

         (y) the minute books and records of the Corporation made available to counsel for the Agents in connection with its due diligence investigation of the Corporation for the periods from the date of amalgamation or incorporation, as the case may be, to the date of examination thereof respectively, are all of the minute books and records of the Corporation and contain copies of all proceedings (or certified copies thereof) of the shareholders and the board of directors of the Corporation to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders or board of directors of the Corporation to the date of review of such corporate records and minute books not reflected in such minute books and other records, other than those which have been disclosed to the Agents;

         (z) there is not, in the constating documents of the Corporation or in any Material Agreement, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Corporation or the payment of dividends by the Corporation to the holders of its Common Shares, however such restrictions or impediments may exist under applicable law;

         (aa) Computershare Trust Company of Canada at its principal office in the City of Vancouver, has been duly appointed transfer agent and registrar for the Common Shares;

         (bb) the Audited Financial Statements and the unaudited interim consolidated financial statements of the Corporation for the nine-month period ended September 30, 2003:

                  (i) have been prepared in accordance with Canadian generally accepted accounting principles;

                  (ii) present fully, fairly and correctly, in all material respects, the assets, liabilities and financial condition of the Corporation as at December 31, 2002 and as at September 30, 2003, respectively, and the results of each of their operations and the changes in each of their financial positions for the relevant period then ended; and

                  (iii) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation;

         (cc) except as disclosed in the Disclosure Documents, since December 31, 2002 (i) the Corporation has not incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise), or entered into any material transaction, not in the ordinary course of business; (ii) there has been no material adverse change in the financial position or condition of the business of the Corporation from that indicated by the Audited Financial Statements; and (iii) there has not been any material adverse change in the affairs, business, prospects, liabilities, assets, operations or condition of the business, financial or otherwise of the Corporation or any of the Subsidiaries;

         (dd) with respect to each premises which is material to the Corporation on a consolidated basis and which the Corporation or any of the Subsidiaries occupies as tenant (the "LEASED PREMISES"), the Corporation or such Subsidiary occupies the Leased Premises and has the right to occupy and use the Leased Premises and each of the leases pursuant to which the Corporation and/or the Subsidiaries occupies the Leased Premises is in good standing and in full force and effect ;

         (ee) to the knowledge of the Corporation, there has not been and there is not currently any labour disruption or conflict which is adversely affecting or could adversely affect, in a material manner, the carrying on of the Corporation's or any Subsidiaries' business, considered as a whole;

         (ff) the Corporation and each of the Subsidiaries has procured and maintains adequate insurance against all insurable risks which are material to the Corporation and the Subsidiaries (taken as a whole);

         (gg) the Corporation is not in default with respect to any material provisions contained in any material insurance policies and has not failed to give any notice or pay any premium or present any material claim under any such insurance policy and has no reason to believe that any of its material insurance policies will not be renewed by the insurer;

         (hh) except as previously disclosed in the Disclosure Documents or to the Agents, there are no actions, suits, proceedings or inquiries pending or to the knowledge of the Corporation, threatened against or affecting the Corporation or any of the Subsidiaries at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affects the business, operations or condition (financial or otherwise) of the Corporation and the Subsidiaries or their properties or assets or which affects or may affect the distribution of the Units and none of the actions, suits, proceedings or inquiries so disclosed is expected to materially adversely affect, the business, operations or condition (financial or otherwise) of the Corporation and the Subsidiaries or their properties or assets;

         (ii) except as disclosed in the Disclosure Documents, none of the directors, officers or employees of the Corporation or the Subsidiaries, any known holder of more than ten per cent of any class of shares of the Corporation, or any known associate or affiliate of any of the foregoing persons or companies (as such terms are defined in the Securities Act (Ontario)), has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction which, as the case may be, materially affected, is material to or will materially affect the Corporation and the Subsidiaries;

         (jj) except in material compliance with applicable legislation, to its knowledge, the Corporation has not used any of its properties or facilities to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any pollutants, contaminants, chemicals or industrial toxic or hazardous waste or substances ("HAZARDOUS SUBSTANCES");

         (kk) except in material compliance with applicable legislation, to its knowledge, none of the Corporation nor any Subsidiary has caused or permitted the release of any Hazardous Substances on or from any of its properties or assets or any such release on or from a facility owned or operated by third parties but with respect to which the Corporation or any Subsidiary is or may reasonably be alleged to have material liability or has received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any applicable laws, statutes, ordinances, by-laws, regulations or any orders, directions or decisions rendered by any ministry, department or administrative regulatory agency relating to the protection of the environment, occupational health and safety or otherwise relating to dealing with Hazardous Substances;

         (ll) each of the Corporation and the Subsidiaries has good and valid title to all material intellectual property rights used by the Corporation or relating to the operation of its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights necessary to carry on its business (the "INTELLECTUAL PROPERTY") free and clear of any and all encumbrances, except for royalty obligations and general bank security incurred or granted, as the case may be, in the ordinary course of business. Other than as disclosed in the Disclosure Documents, no royalty or other fee is required to be paid by the Corporation or the Subsidiaries to any other person in respect of the use of any of the Intellectual Property. To the knowledge of the Corporation, no employee of the Corporation or the Subsidiaries is in violation of any term of any non-disclosure, proprietary rights or similar agreement between such employee and the Corporation or the Subsidiaries or between such employee and any former employer. To the knowledge of the Corporation, all technical information developed by and belonging to the Corporation and/or the Subsidiaries which has not been copyrighted or patented has been kept confidential;

         (mm) to the knowledge of the Corporation there are no material restrictions on the ability of the Corporation or the Subsidiaries to use and exploit all rights in the Intellectual Property required in the ordinary course of the Corporation's or the Subsidiaries' business. None of the rights of the Corporation or the Subsidiaries in the Intellectual Property will be impaired or affected in any way by the transactions contemplated by this agreement. To the knowledge of the Corporation, the conduct of the business of the Corporation and the Subsidiaries and the use of the Intellectual Property does not infringe, and each of the Corporation and the Subsidiaries has not received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or other Intellectual Property or proprietary right of any other person, and the conduct of the business of each of the Corporation does not include any activity which may constitute passing off. Each of the Corporation and the Subsidiaries has no notice of any infringements of the Intellectual Property or material claims against the Intellectual Property by any third party; and

         (nn) the data processing systems used by the Corporation adequately meet the data processing needs of the business and operations of the Corporation as presently conducted. The Corporation has taken appropriate action by instruction, agreement or otherwise with its employees or other persons permitted access to system application programs and data files used in the data processing systems to protect against unauthorized access, use, copying, modification, theft and destruction of such programs and files. The data processing and data storage facilities of the Corporation are adequate and properly protected.

6.       Covenants of the Corporation

The Corporation hereby covenants to and with the Agents (on its own behalf and on behalf of the Purchasers) that:

         (a) the Corporation will duly execute and deliver the Subscription Agreements, the Warrant Indenture and the Compensation Warrants at the Closing Time, and comply with and satisfy all terms, conditions and covenants therein contained to be complied with or satisfied by the Corporation;

         (b) the Corporation will use its commercially reasonable best efforts to maintain its status as a reporting issuer not in default in each of Ontario, British Columbia, Alberta and Quebec for a period of 36 months from the Closing Date;

         (c) the Corporation will use its commercially reasonable best efforts to maintain the listing of the Common Shares on the Exchange to the date which is two years following the Closing Date and to ensure that the Offered Shares and the Offered Warrant Shares will be listed and posted for trading on the Exchange upon their issue subject to satisfaction with the continued listing requirements of the Exchange;

         (d) other than as contemplated herein, the Corporation will not, directly or indirectly, without the prior written consent of GMP, issue, sell or grant any securities of the Corporation for a period commencing on the date hereof and ending 90 days thereafter nor shall the Corporation publicly announce during such period the intention to do so, except for (i) the issuance of Common Shares in connection with the exercise of any currently outstanding stock options, warrants or other convertible securities, (ii) the issuance of Offered Warrant Shares pursuant to the exercise of any Offered Warrants; (iii) the issuance of Compensation Warrant Shares pursuant to the exercise of any Compensation Warrants; (iv) the issuance of Broker Warrant Shares pursuant to the exercise of any Broker Warrants; (v) the grant of stock options in the normal course pursuant to the Corporation's stock option plan; or (vi) the issuance to its landlord of up to 200,000 Common Shares and up to 200,000 warrants to acquire Common Shares;

         (e) in the event any person acting for the Corporation establishes a claim from the Agents for any brokerage or agency fee in connection with the transactions contemplated herein, the Corporation shall indemnify and hold harmless the Agents with respect thereto and with respect to all costs reasonably incurred in the defence thereof provided that such claim is not a result of the actions of the Agents;

         (f) until the Time of Closing, at the request of the Agents, which request shall not be unreasonably denied, the Corporation will give to the Agents, the Agents' counsel and other authorized representatives of the Agents, full access during normal business hours to all locations where the business of the Corporation is carried on and to the properties, books, contracts, commitments and records of the Corporation pertaining to its business (taken as a whole);

         (g) until the Time of Closing, subject to any applicable legal restrictions, the Corporation shall furnish the Agents in confidence with all information concerning the affairs of the business of the Corporation as the Agents may reasonably request; and

         (h) the Corporation shall, as soon as practicable, use its commercially reasonable best efforts to receive all necessary consents to the transactions contemplated herein.

7.       Conditions to Closing

The following are conditions to the closing of the transactions involving the issuance and sale of the Units contemplated hereby, which conditions the Corporation covenants to exercise its reasonable best efforts to have fulfilled on or prior to the Time of Closing and which conditions may be waived in writing in whole or in part by the Agents:

         (a) the Corporation will have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Units to the Purchasers prior to the Time of Closing on the Closing Date as herein contemplated, it being understood that the Agents shall do all that is reasonably required to assist the Corporation to fulfil this condition;

         (b) the Corporation will be a "qualifying issuer" in the Offering Jurisdictions within the meaning of MI 45-102 at the Time of Closing;

         (c) the Corporation's board of directors shall have authorized and approved the execution and delivery of this Agreement, the acceptance of the Subscription Agreements, the allotment, issuance and delivery of the Offered Shares, the creation and issuance of the Offered Warrants and the Compensation Warrants, the allotment, issuance and delivery of the Offered Warrant Shares issuable upon the due exercise of the Offered Warrants, the allotment, issuance and delivery of the Compensation Warrant Shares issuable upon the due exercise of the Compensation Warrants, the creation and issuance of the Broker Warrants issuable upon the due exercise of the Compensation Warrants, the allotment, issuance and delivery of the Broker Warrant Shares issuable upon the due exercise of the Broker Warrants, and all matters relating thereto;

         (d) the Corporation shall have accepted one or more Subscription Agreements with the Purchasers;

         (e) the Agents shall have received an opinion, dated the Closing Date, of the Corporation's counsel (it being understood that such counsel may rely to the extent appropriate in the circumstances, (i) as to matters of fact, on certificates of the Corporation executed on its behalf by a senior officer of the Corporation and on certificates of Computershare Trust Company of Canada, the registrar and transfer agent for the Offered Shares, as to the issued capital of the Corporation; (ii) as to matters of fact not independently established, on certificates of the Corporation's auditor(s), and (iii) on the representations and warranties of the Agents set out herein, which opinion shall, as appropriate, include the following opinions:

                  (i) the Corporation is a body corporate amalgamated under the laws of British Columbia and has not been discontinued or dissolved, and has all requisite corporate power and capacity to carry on its business to own or lease its assets and properties and to carry out the provisions of this Agreement, the Subscription Agreements, the Warrant Indenture and the Compensation Warrants;

                  (ii) an opinion as to the authorized and issued capital of the Corporation;

                  (iii) all requisite corporate actions have been taken by or on behalf of the Corporation to authorize the issuance and sale of the Units;

                  (iv) the execution and delivery of this Agreement, the Warrant Indenture, the Subscription Agreements and the Compensation Warrants has been duly authorized by, and has been executed and delivered on behalf and is legally binding upon, the Corporation and is enforceable in accordance with its terms, subject to the usual qualifications;

                  (v) the Offered Shares comprising the Units will have been and the Offered Warrant Shares, Compensation Warrant Shares and Broker Warrant Shares issuable upon the due exercise of the Offered Warrants, the Compensation Warrants and the Broker Warrants, respectively, will be issued as fully paid and non-assessable shares in the capital of the Corporation;

                  (vi) no documents need be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the Applicable Securities Laws of the Offering Jurisdictions and the rules, regulations and policies thereunder to permit the offer and sale of the Units in the Offering Jurisdictions and the issuance of the Compensation Warrants, other than applicable reports of trade and a report on Form 45-102F2 pursuant to MI 45-102 with the applicable securities regulatory authorities in each of the Offering Jurisdictions;

                  (vii) the first trade of the Offered Shares, the Offered Warrants, the Offered Warrant Shares, the Compensation Warrants, the Compensation Warrant Shares, the Broker Warrants or the Broker Warrant Shares, other than a trade that is otherwise exempted by the Securities Laws, will be subject to the prospectus and registration requirements of the Securities Laws unless:

                           (A) the Corporation is and has been a "reporting issuer" in one of the Offering Jurisdictions for at least four months (determined in accordance with section 2.9 of the Multilateral Instrument) immediately preceding such trade;

                           (B) at least four months have elapsed from the distribution date of the Units or the Compensation Warrants, as applicable;

                           (C) such trade is not a "control distribution" as defined in the Multilateral Instrument;

                           (D) no unusual effort is made to prepare the market or to create a demand for such securities;

                           (E) no extraordinary commission or other consideration is paid in respect of the trade;

                           (F) certificates representing the Offered Shares, the Offered Warrants, the Offered Warrant Shares (if issued on or before that date which is four months from the Closing
                                    Date), the Compensation Warrants, the
                                    Compensation Warrant Shares (if issued on or before that date which is four months from the Closing Date), the Broker Warrants (if issued on or before that date which is four months from the Closing Date), and the Broker Warrant Shares (if issued on or before that date which is four months from the Closing Date), were issued with a legend stating the prescribed restricted period in accordance with section 2.5 of the Multilateral Instrument; and

                           (G) if the selling security holder is an insider or officer of the Corporation, the selling security holder has no reasonable grounds to believe that the Corporation is in default of any applicable securities legislation.

                  (viii) the execution and delivery of this Agreement, the Warrant Indenture, the Subscription Agreements, the Compensation Warrants and the fulfilment of the terms hereof, do not and will not result in a breach of, do not create a state of facts which after notice or lapse of time or both will result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of the constating documents of the Corporation;

                  (ix) the Exchange has approved the listing and posting for trading of all of the Common Shares comprising the Offered Shares, the Offered Warrant Shares, the Compensation Warrant Shares and the Broker Warrant Shares, subject to the satisfaction of the conditions set out in its conditional listing letter; and

                  (x) such other opinions as may be reasonably requested by the Agents.

         (f) the Agents shall have received an Incumbency Certificate dated the Closing Date including specimen signatures of the President, the Chief Financial Officer and any other officer of the Corporation signing this Agreement or any document delivered hereunder;

         (g) the Agents shall have received a certificate, dated the Closing Date, of the President and the Chief Financial Officer of the Corporation (or such other officer or officers of the Corporation acceptable to the Agents, acting reasonably), addressed to the Agents and their counsel to the effect that, to the their knowledge, information and belief, after due enquiry and without personal liability:

                  (i) the representations and warranties of the Corporation in this Agreement are true and correct in all material respects as if made at and as of the Time of Closing and the Corporation has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied in all material respects at or prior to the Time of Closing;

                  (ii) no order, ruling or determination having the effect of suspending the sale or ceasing, suspending or restricting the trading of Common Shares in any of the Offering Jurisdictions has been issued or made by any stock exchange, securities commission or regulatory authority and is continuing in effect and no proceedings, investigations or enquiries for that purpose have been instituted or are pending;

                  (iii) the articles and by-laws of the Corporation attached to the certificate are full, true and correct copies, unamended, and in effect on the date thereof;

                  (iv) the minutes or other records of various proceedings and actions of the Corporation's Board of Directors attached to the certificate relating to the Offering are full, true and correct copies thereof and have not been modified or rescinded as of the date thereof; and

                  (v) since the date of the Letter Agreement, other than as disclosed in the Disclosure Documents, there has been no material adverse change in the business, affairs, operations, assets, liabilities or capital of the Corporation and the Subsidiaries taken as a whole.

         (h) the Offered Shares and the Offered Warrant Shares shall have been approved for listing on the Exchange, subject only to the official notices of issuance and fulfilment of such other conditions of the Exchange as set out in the conditional listing letter;

         (i) the Agents shall have conducted all due diligence inquiries and investigations to its satisfaction, acting reasonably;

         (j) the Agents shall have received a certificate, issued under applicable provisions of the securities laws of Ontario, British Columbia and Alberta stating that the Corporation is not in default under the Applicable Securities Laws of Ontario;

         (k) the Agents shall have received evidence that the Corporation has been deemed a reporting issuer in the Province of Quebec;

         (l)      [INTENTIONALLY DELETED]; and



         (m) if any of the Purchasers is subject to the U.S. Securities Act, the Agent shall have received an opinion from U.S. counsel for the Corporation, dated as of the Closing Date, in form and substance satisfactory to the Agent, acting reasonably, to the effect that registration of the Units and the underlying securities will not be required under the U.S. Securities Act.

It is understood that the Agents may waive in whole or in part or extend the time for compliance with any of such terms and conditions without prejudice to its rights in respect of any other of the foregoing terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Agents any such waiver or extension must be in writing and signed by it.

The Corporation agrees that the aforesaid legal opinions and certificate to be delivered at the Time of Closing will also be addressed to the Purchasers and that the Agents may deliver copies thereof to the Purchasers.

8.       Termination of Obligations

If at any time before the Time of Closing on the Closing Date:

         (a) there shall have occurred any material adverse change (actual, intended, anticipated or threatened) in or affecting the business, affairs, operations, prospects, assets, liabilities, capital or control of the Corporation or the Subsidiaries, taken as a whole, which, in the opinion of either of the Agents, prevents or restricts trading in or the distribution of the Common Shares or adversely affects or would reasonably be expected to adversely affect the market price or value of the Common Shares;

         (b) there shall have occurred any change in the applicable securities laws of any province of Canada or any inquiry, investigation or other proceeding is made or any order is issued under or pursuant to any statute of Canada or any province thereof or any statute of the United States or any state thereof or any stock exchange in relation to the Corporation or any of its securities (except for any inquiry, investigation or other proceeding based upon activities of the Agents and not upon activities of the Corporation) which, in the opinion of either of the Agents, prevents or restricts trading in or the distribution of the Common Shares or adversely affects or would reasonably be expected to adversely affect the market price or value of the Common Shares;

         (c) if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence or catastrophe of national or international consequence or any law or regulation which, in the opinion of either of the Agents, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation and the Subsidiaries, taken as a whole;

         (d) a cease trading order is made by any Securities Commission or other competent authority by reason of the fault of the Corporation or its respective directors, officers and Agents and such cease trading order is not rescinded within 48 hours;

         (e) any enquiry, investigation or proceeding (whether formal or informal) in relation to the Corporation, any of its assets or undertaking, or any of the Corporation's directors or officers, or in relation, directly or indirectly, to the Offering is commenced or threatened by any regulatory authority or other body having jurisdiction, whether inside or outside of Canada, and whether in connection with a "securities offence" or any other offence of whatsoever nature, or any charge is laid pursuant thereto, which materially adversely affects or may reasonably be expected to so affect the business or prospects of the Corporation or the marketability of the Units, unless such order, enquiry, investigation or proceeding is solely attributable to the actions of the Agents; or

         (f) the Corporation is in material breach of a material term, conditions or covenant of this Agreement which has not been cured,

the obligations of the Agents contained in this Agreement may be terminated by the Agents in their sole discretion.

Any termination pursuant to the foregoing provisions shall be effected by notice in writing delivered by the Agents to the Corporation at its address as herein set out. Notwithstanding the giving of any notice of termination hereunder, the expenses agreed to be paid by the Corporation shall be paid by the Corporation as herein provided and the obligations of the Corporation under sections 10, 11 and 12 hereof shall survive. The right of the Agents to terminate this Agreement shall be exercised by them in their sole discretion.

In the event of a termination pursuant to and in accordance with the provisions hereof and notice having been given, as aforesaid, there will be no further liability on the part of the Agents under this Agreement. The rights of the Agents to terminate its obligations hereunder are in addition to, and without prejudice to, any other remedies they may have.

9.       CLOSING

The sale of Units (the "CLOSING") will be completed at the offices of McCarthy Tetrault LLP, Vancouver, British Columbia, or such other place or places as may be agreed upon by the Corporation and the Agents, at the Time of Closing on the Closing Date, provided that if the Corporation has not been able to comply with any of the conditions to closing set forth under "Conditions to Closing" prior to the Time of Closing on the Closing Date, the Closing Date may be extended by mutual agreement of the Corporation and the Agents, failing which, the respective obligations of the parties will terminate without further liability or obligation except as set out under sections 10, 11 and 12 hereof.

At the Time of Closing, the Corporation shall deliver to the Agents:

         (a) certificates, duly registered as the Agents may direct, representing the Offered Shares and Offered Warrants purchased other than to Ventures West 7 Limited Partnership, Ventures West 7 U.S. Limited Partnership and directors, employees and officers of the Corporation to whom Units were sold;

         (b) certificates, duly registered as the Agents may direct, representing the Compensation Warrants;

         (c) the requisite legal opinions and certificates as contemplated in Section 8 hereof;

         (d) a direction addressed to the Agents directing the Agents to pay the Gross Proceeds less the Agency Fees and expenses; and

         (e)      such further documentation as may be contemplated herein,

against payment of the purchase price for the Units by certified cheque or bank draft to the Corporation as contemplated herein.

All representations and warranties contained herein and all of the covenants and agreements of the Corporation herein, to the extent that they are required to be performed on or before Closing, shall be construed as conditions and any breach or failure to comply with any thereof shall entitle the Agents, at its option, in addition to and not in lieu of any other remedies the Agents has in respect thereof, to terminate and cancel their obligations hereunder by written notice to that effect given to the Corporation prior to the Time of Closing on the Closing Date. It is understood that the Agents may waive in whole or in part or extend the time for compliance with any of such terms and conditions without prejudice to its rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Agents any such waiver or extension must be in writing and signed by the Agents.

10.      Expenses

Whether or not Closing occurs, the Corporation shall pay all costs and expenses of or incidental to the Offering, including, without limitation, the costs and filing fees with respect to the private placement of the Units, the listing of the Offered Shares, the Offered Warrant Shares, the

Compensation Warrant Shares, and the Broker Warrant Shares on the Exchange, the cost of printing the certificates representing the Offered Shares, the Offered Warrants, the Offered Warrant Shares, the Compensation Warrants, the Compensation Warrant Shares, the Broker Warrants and the Broker Warrant Shares, the cost of registration and delivery of such certificates, and the fees and expenses of each of the Corporation's auditors, counsel and local counsel. The Corporation shall also pay the Agents' counsel with regard to its reasonable fees, disbursements and taxes thereon, including G.S.T. All fees and expenses of the Agents (such fees not to exceed $40,000 excluding disbursements and G.S.T.) shall be payable by the Corporation upon the closing of the Offering or upon the Corporation receiving an invoice from the Agents and shall be payable by the Corporation whether or not the Offering is completed.

11.      Indemnity

The Corporation covenants and agrees to indemnify and save harmless each of the Agents and their respective directors, officers, employees, shareholders and Agents (collectively, the "AGENTS' PERSONNEL"), against all losses (other than loss of profits), claims, damages, liabilities, costs or expenses, whether joint or several, caused or incurred by reason of or in connection with the transactions contemplated hereby including, without limitation, the following:

         (a) any statement (other than a statement contained in and included in reliance upon and in conformity with written information furnished to the Corporation by the Agents relating to the Agents specifically for use therein) in any document delivered by or on behalf of the Corporation to the Agents pursuant to this Agreement, which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation;

         (b) the omission or alleged omission to state in any certificate of the Corporation or of any officers of the Corporation delivered hereunder or pursuant hereto any material fact (other than a material fact omitted in reliance upon and in conformity with written information furnished to the Corporation by the Agents relating to the Agents specifically for use therein) required to be stated therein where such omission or alleged omission constitutes or is alleged to constitute a misrepresentation;

         (c) any order made or in any inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority, stock exchange or by any other competent authority based upon any failure or alleged failure to comply with Applicable Securities Laws (other than any failure or alleged failure to comply by the Agents) preventing and restricting the trading in or the sale of the Common Shares in the provinces of Canada;

         (d) the non-compliance or alleged non-compliance by the Corporation with any requirement of Applicable Securities Laws, including the Corporation's non-compliance with any statutory requirement to make any document available for inspection; or

         (e) any breach of any representation, warranty or covenant of the Corporation contained herein or the failure of the Corporation to comply with any of its obligations hereunder.

The Corporation shall not, without the prior written consent of the Agents, which shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Agents or any Agents' Personnel are a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Agents and each Agents' Personnel from all liability arising out of such claim, action, suit or proceeding.

Notwithstanding the foregoing, an indemnifying party shall not be liable for the settlement of any claim or action in respect of which indemnity may be sought hereunder effected without its written consent, which consent shall not be unreasonably withheld.

If any matter or thing contemplated by this paragraph shall be asserted against any person in respect of which indemnification is or might reasonably be considered to be provided, such person (the "INDEMNIFIED PARTY") will notify the Corporation as soon as possible and in any event on a timely basis, of the nature of such claim and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably, and that no settlement may be made by the Corporation or the Indemnified Party without the prior written consent of the other acting reasonably.

In any such claim, the Indemnified Party shall have the right to retain other counsel to act on the Indemnified Party's behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party, unless (i) the Corporation and the Indemnified Party mutually agree to retain such other counsel or (ii) the named parties to any such claim (including any third or implicated party) include both the Indemnified Party on the one hand and the Corporation, on the other hand, and the representation of the Corporation and the Indemnified Party by the same counsel would be inappropriate due to actual or potential conflicting interests, in which event such fees and disbursements shall be paid by the Corporation to the extent that they have been reasonably incurred.

To the extent that any Indemnified Party is not a party to this Agreement, the Agents shall obtain and hold the right and benefit of the indemnity provisions hereunder in trust for and on behalf of such Indemnified Party.

The indemnity provided for in this Agreement shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that: (i) the Agents or the Agents' Personnel have been negligent or dishonest or have committed any fraudulent act in the course of the performance of their duties or have breached any of their legal obligations; and (ii) the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty or fraud referred in clause (i) of this paragraph.

12.      Contribution

In the event that the indemnity provided for above is, for any reason, illegal or unenforceable as being contrary to public policy or for any other reason, the Agents and the Corporation shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (including any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any action or claim which is the subject of this section but excluding loss of profits or consequential damages) of the nature provided for above such that the Agents shall be responsible for that portion represented by the percentage that the Agency Fee paid by the Corporation to the Agents bears to the Gross Proceeds realized from the sale of the Units and the Corporation shall be responsible for the balance, whether or not it has been sued, provided that, in no event, shall the Agents be responsible for any amount in excess of the amount of the Agency Fee actually received by it. In the event that the Corporation may be held to be entitled to contribution from the Agents under the provisions of any statute or law, the Corporation shall be limited to contribution in an amount not exceeding the lesser of: (i) the portion of the full amount of losses, claims, costs, damages, expenses and liabilities, giving rise to such contribution for which the Agents are responsible, as determined above, and (ii) the amount of the Agency Fee actually received by the Agents. Notwithstanding the foregoing, a party guilty of fraudulent misrepresentation shall not be entitled to contribution from the other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against the other party under this section, notify such party from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this Agreement unless such notice has been provided, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section.

The rights to indemnity and contribution provided in this Agreement shall be in addition and not in derogation of any other right to indemnity or contribution which the Agents or the Corporation may have by statute or otherwise by law.

13.      AGENTS' OBLIGATIONS

The Agents' obligations under this Agreement shall be several and not joint, and the Agents' respective obligations and rights and benefits hereunder shall be as to the following percentages:

         GMP Securities Ltd.                -        90%
         Dlouhy Merchant Group Inc.         -        10%


14.      Notice

Any notice or other communication to be given by delivery or by telecopier hereunder shall, in the case of notice to the Corporation, be addressed to the Corporation at the address appearing on page 1 of this Agreement, Attention: Mr. Pascal Spothelfer, President and Chief Executive Officer, Telecopier No. (604) 421-1764, and in the case of notice to the Agents:

                               GMP Securities Ltd.
                              145 King Street West
                                   Suite 1100
                                Toronto, Ontario
                                     M5H 1J8

                            Attention: Lorne Sugarman
                         Telecopier No.: (416) 943-6160

                                       and

                           Dlouhy Merchant Group Inc.
                     1350 Sherbrooke Street West, Suite 1200
                                  Montreal, QC
                                     H3G 1J1

                            Attention: William Murray
                         Telecopier No.: (514) 845-4437


and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or one hour after being telecopied and receipt confirmed during normal business hours, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or telecopier number.

15.      Time of the Essence

Time shall be of the essence of this Agreement and every part hereof.

16.      Assignment

Except as contemplated herein, no party hereto may assign this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this agreement shall enure to the benefit of, and shall be binding upon, the Corporation and the Agents and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions contained in this Agreement, this Agreement and all conditions and provisions of this Agreement being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the covenants and indemnities of the Corporation set out under the headings "Indemnity" and "Contribution" shall also be for the benefit of the Agents' Personnel.

17.      Counterpart Provision

This Agreement may be executed in any number of counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document.

17.      Entire Agreement

The provisions herein contained constitute the entire agreement between the parties relating to the Offering and supersede all previous communications, representations, understandings and agreements between the parties including, but not limited to, the Letter Agreement, with respect to the subject matter hereof whether verbal or written.


18.      Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.


19.      Survival of Warranties, Representations, Covenants and Agreements

All warranties, representations, covenants, indemnities and agreements of the Corporation herein contained or contained in documents submitted or required to be submitted pursuant to this Agreement shall survive the purchase by the Purchasers of the Units and shall continue in full force and effect for the benefit of the Agents and the Purchasers for a period of two (2) years from the Closing Date, regardless of any investigation which the Agents or the Purchasers may carry on or which may be carried on behalf of the Agents or the Purchasers, provided that no proceeding to which the Limitations Act 2002 (Ontario) applies, shall be commenced in respect of any claim arising under or in connection with this Agreement after the last date on which such proceeding may be commenced pursuant to such Act.


20.      Language

The parties hereto confirm their express wish that this agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language.

Les parties reconnaissent leur volonte express que la presente convention ainsi que tous les documents et contrats s'y rattachant directement ou indirectement soient rediges en anglais.

21.      Facsimile

The Corporation and the Agents shall be entitled to rely on delivery by facsimile of an executed copy of this Agreement and acceptance by the Corporation and the Agents of that delivery shall be legally effective to create a valid and binding agreement between the Corporation and the Agents in accordance with the terms of this Agreement.

                     [REST OF PAGE LEFT INTENTIONALLY BLANK]

22.      Acceptance

If this letter accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Corporation, please communicate acceptance by executing where indicated below and returning a signed copy of this Agreement to the Agents.

Yours very truly,

GMP SECURITIES LTD.


Per: /s/ Andrew Kiguel
     ---------------------------------------------




DLOUHY MERCHANT GROUP INC.


Per: /s/ William Murray
     ---------------------------------------------



The foregoing accurately reflects the terms of the transaction which we are to enter into and such terms are agreed to with effect as of the date provided at the top of the first page of this Agreement.

SPECTRUM SIGNAL PROCESSING INC.


Per: /s/ Pascal Spothelfer
     ---------------------------------------------
     Pascal Spothelfer
     President and Chief Executive Officer

                                  SCHEDULE "A"

                  OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

Total number of stock options granted and currently held
by staff, directors and consultants as at March 23, 2004      3,741,307

                                  SCHEDULE "B"


UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED HEREBY SHALL NOT TRADE THE SECURITIES BEFORE JULY 24, 2004.

THE SECURITIES COVERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "1933 ACT"), AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (i) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR (II) OTHERWISE UNTIL 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING AND CLOSING DATE, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S UNDER THE 1933 ACT. TERMS USED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S.

THE BROKER'S WARRANTS EVIDENCED HEREBY ARE EXERCISABLE ON OR BEFORE 5:00 P.M. (TORONTO TIME) ON MARCH 23, 2005, AFTER WHICH TIME THE BROKER'S WARRANTS EVIDENCED HEREBY SHALL BE DEEMED TO BE VOID AND OF NO FURTHER FORCE OR EFFECT.


               COMPENSATION WARRANTS TO PURCHASE UP TO - UNITS OF

                         SPECTRUM SIGNAL PROCESSING INC.
                  (EXISTING UNDER THE LAWS OF BRITISH COLUMBIA)

                                   VOID AFTER
                                 MARCH 23, 2005

         THIS CERTIFIES that, for value received, - (the "HOLDER"), is the registered holder of - compensation warrants (the "COMPENSATION WARRANTS") each of which entitle the holder, subject to the terms and conditions set forth in this Compensation Warrant Certificate, to purchase from Spectrum Signal Processing Inc. (the "Corporation"), one unit (a "UNIT"), at any time until 5:00 p.m. (Toronto time) on March 23, 2005, at which time this Compensation Warrant shall become wholly void and the unexercised portion of the subscription right represented hereby will expire and terminate (the "TIME OF EXPIRY") on payment of $1.50 per unit (the "EXERCISE PRICE"). Each Unit shall consist of one common share in the capital of the Corporation (a "COMPENSATION WARRANT SHARE") and one-half of one Common Share purchase warrant. Each whole warrant (a "BROKER WARRANT") is exercisable at any time until that date which is 18 months following the date hereof for one common share in the capital of the Corporation (a "BROKER WARRANT SHARE") at an exercise price of $1.50 per share. The number of Compensation Warrant Shares which the Holder is entitled to acquire upon exercise of the Compensation Warrants and the Exercise Price are subject to adjustment as hereinafter provided.


1.       EXERCISE OF COMPENSATION WARRANTS

         (a) Election to Purchase. The rights evidenced by this certificate may be exercised by the Holder in whole or in part and in accordance with the provisions hereof by delivery of an Election to Purchase in substantially the form attached hereto as Schedule 1, properly completed and executed, together with payment by certified cheque or bank draft of the Exercise Price for the number of Units specified in the Election to Purchase at the office of the Corporation at One Spectrum Court, 200 - 2700 Production Way, Burnaby, British Columbia V5A 4X1, or such other address in Canada as may be notified in writing by the Corporation (the "Corporation Office"). The election to purchase must be executed outside the United States. In the event that the rights evidenced by this certificate are exercised in part, the Corporation shall, contemporaneously with the issuance of the Units issuable on the exercise of the Compensation Warrants so exercised, issue to the Holder a Compensation Warrant Certificate on identical terms in respect of that number of Units in respect of which the Holder has not exercised the rights evidenced by this certificate.

         (b) Exercise. The Corporation shall, within three business days after receiving a duly executed Election to Purchase and the Exercise Price for the number of Units specified in the Election to Purchase (the "EXERCISE DATE"), issue that number of Units specified in the Election to Purchase.

         (c) Certificates. As promptly as practicable after the Exercise Date, the Corporation shall issue and deliver to the Holder, registered in such name or names as the Holder may direct or if no such direction has been given, in the name of the Holder, a certificate or certificates for the number of Compensation Warrant Shares and Broker Warrants specified in the Election to Purchase. To the extent permitted by law, such exercise shall be deemed to have been effected as of the close of business on the Exercise Date, and at such time the rights of the Holder with respect to the number of Compensation Warrants which have been exercised as such shall cease, and the person or persons in whose name or names any certificate or certificates for Compensation Warrant Shares and Broker Warrants shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Compensation Warrant Shares and Broker Warrants represented thereby.

         (d) Fractional Units. No fractional Units shall be issued upon exercise of this Compensation Warrant and the Agent will not be entitled to any cash payment or compensation in lieu of a fractional Unit.

         (e)      Corporate Changes.

                  (i) Subject to paragraph 1(e)(ii) hereof, if, after March 23, 2004 and prior to the Time of Expiry, the Corporation shall be a party to any reorganization, merger, dissolution or sale of all or substantially all of its assets, whether or not the Corporation is the surviving entity, the Compensation Warrants evidenced by this certificate shall be adjusted so that the holder hereof shall be entitled to acquire the same number and type of securities to which the holder of that number of Compensation Warrant Shares of the Corporation subject to the unexercised Compensation Warrants would have been entitled by reason of such reorganization, merger, dissolution or sale of all or substantially all of its assets (the "EVENT"), and the Exercise Price shall be adjusted to be the amount determined by multiplying the Exercise Price in effect immediately prior to the Event by the number of Compensation Warrant Shares subject to the unexercised Compensation Warrants immediately prior to the Event, and dividing the product thereof by the number of securities to which the holder of that number of Compensation Warrant Shares subject to the unexercised Compensation Warrants would have been entitled to by reason of such Event.

                  (ii) If the Corporation is unable to deliver securities to the Holder pursuant to the proper exercise of a Compensation Warrant, the Corporation may satisfy such obligations to the Holder hereunder by paying to the Holder in cash the difference between the Exercise Price of all unexercised Compensation Warrants granted hereunder and the Fair Market Value of the securities to which the Holder would be entitled to upon exercise of all unexercised Compensation Warrants. Adjustments under this subparagraph (e) or (subject to subparagraph (o)) any determinations as to the Fair Market Value of any securities shall be made by the board of directors of the Corporation, or any committee thereof specifically designated by the board of directors to be responsible therefor, and any reasonable determination made by such board or committee thereof shall be binding and conclusive, subject only to any disputes being resolved by the Corporation's auditors, whose determination shall be binding and conclusive.

         (f)      Subdivision or Consolidation of Common Shares.

                  (i) In the event that, after March 23, 2004 and prior to the Time of Expiry, the Corporation shall subdivide its outstanding common shares ("COMMON SHARES") into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding Common Shares shall be consolidated into a smaller number of shares, the Exercise Price in effect immediately prior to such consolidation shall be proportionately increased.

                  (ii) Upon each adjustment of the Exercise Price as provided herein, the Holder shall thereafter be entitled to acquire, at the Exercise Price resulting from such adjustment, the number of Compensation Warrant Shares (calculated to the nearest tenth of a Compensation Warrant Share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Compensation Warrant Shares which may be acquired hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

         (g) Change or Reclassification of Common Shares. In the event that, after March 23, 2004 and prior to the Time of Expiry, the Corporation shall change or reclassify its outstanding Common Shares into a different class of securities, the rights evidenced by the Compensation Warrants shall be adjusted as follows so as to apply to the successor class of securities:

                  (i) the number of the successor class of securities which the Holder shall be entitled to acquire as part of the Units shall be that number of the successor class of securities which a holder of that number of Compensation Warrant Shares subject to the unexercised Compensation Warrants immediately prior to the change or reclassification would have been entitled to by reason of such change or reclassification; and

                  (ii) the Exercise Price shall be determined by multiplying the Exercise Price in effect immediately prior to the change or reclassification by the number of Compensation Warrant Shares subject to the unexercised Compensation Warrants immediately prior to the change or reclassification, and dividing the product thereof by the number of shares determined in paragraph 1(g)(i) hereof.

         (h) Offering to Shareholders. If and whenever at any time after March 23, 2004 and prior to the Time of Expiry, the Corporation shall fix a record date or if a date of entitlement to receive is otherwise established (any such date being hereinafter referred to in this subsection 1(h) as the "record date") for the issuance of rights, options or warrants to all or substantially all the holders of the outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares or securities convertible into or exchangeable for Common Shares at a price per share or, as the case may be, having a conversion or exchange price per share less than 95% of the Fair Market Value (as hereinafter defined) on such record date, the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number equal to the number arrived at by dividing the aggregate subscription or purchase price of the total number of additional Common Shares offered for subscription or purchase or, as the case may be, the aggregate conversion or exchange price of the convertible or exchangeable securities so offered by such Fair Market Value, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares so offered (or into which the convertible or exchangeable securities so offered are convertible or exchangeable); Common Shares owned by or held for the account of the Corporation or any subsidiary of the Corporation shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that any rights or warrants are not so issued or any such rights or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based upon the number of Common Shares or conversion or exchange rights contained in convertible or exchangeable securities actually issued upon the exercise of such rights or warrants, as the case may be. In any case in which this section requires that an adjustment be made to the Exercise Price, no such adjustment shall be made if the Holder of the outstanding Compensation Warrants receives the rights, options or warrants referred to in this section in such kind and number as the Holder would have received if the Holder had been a holder of Common Shares on the applicable record date by virtue of the Holder's outstanding Compensation Warrants having then been exercised into Compensation Warrant Shares at the Exercise Price in effect on the applicable record date or effective date, as the case may be. Any such issuance of share, rights, options, or warrants will be subject to regulatory approval.

         (i) Carry Over of Adjustments. No adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than 1% of the Exercise Price in effect immediately prior to the event giving rise to the adjustment, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 1% of the Exercise Price.

         (j) Notice of Adjustment. Upon any adjustment of the number of Compensation Warrant Shares and upon any adjustment of the Exercise Price, then and in each such case the Corporation shall give written notice thereof to the Holder, which notice shall state the Exercise Price and the number of Compensation Warrant Shares and Broker Warrants or other securities subject to the unexercised Compensation Warrants resulting from such adjustment, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the request of the Holder there shall be transmitted promptly to the Holder a statement of the firm of independent chartered accountants retained to audit the financial statements of the Corporation to the effect that such firm concurs in the Corporation's calculation of the change.

         (k) Other Notices. In case at any time after March 23, 2004 and prior to the Time of Expiry:

                  (i) the Corporation shall declare any dividend upon its Common Shares payable in Common Shares;

                  (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Shares any additional shares of any class or other rights;

                  (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation, amalgamation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

                  (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

         then, in any one or more of such cases, the Corporation shall give to the Holder (A) at least 10 days' prior written notice of the date on which a record date shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 10 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Shares shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up, as the case may be.

         (l) Shares to be Reserved. The Corporation will at all times keep available, and reserve if necessary under Canadian law, out of its authorized Common Shares, solely for the purpose of issue upon the exercise of the Compensation Warrants, (i) such number of Compensation Warrant Shares as shall then be issuable upon the exercise of the Compensation Warrants, and
                  (ii) such number of Broker Warrant Shares issuable upon the due exercise of the Broker Warrants issuable upon the due exercise of the Compensation Warrants. The Corporation covenants and agrees that the Compensation Warrant Shares and the Broker Warrant Shares which shall be so issuable upon being duly exercised will, upon issuance, be duly authorized and issued as fully paid and non-assessable. The Corporation will take all such actions as may be necessary to ensure that all such Compensation Warrant and Broker Warrant Shares may be so issued without violation of any applicable requirements of any exchange upon which the Common Shares may be listed or in respect of which the Common Shares are qualified for unlisted trading privileges. The Corporation will take all such actions are within its power to ensure that all such Compensation Warrant Shares and the Broker Warrant Shares may be so issued without violation of any applicable law.

         (m) Issue Tax. The issuance of certificates for Compensation Warrant Shares and Broker Warrants upon the exercise of Compensation Warrants shall be made without charge to the Holder for any issuance tax in respect thereto, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

         (n) Listing. The Corporation will, at its expense and as expeditiously as possible, use its reasonable commercial efforts to cause all Compensation Warrant Shares and Broker Warrant Shares issuable upon the exercise of the Compensation Warrants and the Broker Warrants, respectively, to be duly listed on the Toronto Stock Exchange and/or any other stock exchange upon which the Common Shares may be then listed prior to the issuance of such shares.

         (o) Fair Market Value. For the purposes of any computation hereunder, the "Fair Market Value" at any date shall be the weighted average sale price per share for the Common Shares of the Corporation for the 20 consecutive trading days immediately before such date on the most senior stock exchange in Canada on which the Common Shares may then be listed and on which there is the greatest volume of trading of the Common Shares for such 20 day period, or, if the shares or any other security in respect of which a determination of Fair Market Value is being made are not listed on any stock exchange, the Fair Market Value shall be determined by the directors, which determination shall be conclusive. The weighted average price shall be determined by dividing the aggregate sale price of all such shares sold on the said exchange during the said 20 consecutive trading days by the total number of such shares so sold.

2.       REPLACEMENT.

         Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Compensation Warrant Certificate and, if requested by the Corporation, upon delivery of a bond of indemnity satisfactory to the Corporation (or, in the case of mutilation, upon surrender of this Compensation Warrant Certificate), the Corporation will issue to the Holder a replacement certificate (containing the same terms and conditions as this Compensation Warrant Certificate).


3.       EXPIRY DATE.

         The Compensation Warrants shall expire and all rights to purchase Units hereunder shall cease and become null and void at 5:00 p.m. (Toronto time) on March 23, 2005.


4.       COVENANT.

         So long as any Compensation Warrants remain outstanding the Corporation covenants that it shall use its commercially reasonable best efforts to maintain its status as a reporting issuer not in default in the Offering Jurisdictions.

5.       DEFINED TERMS.

         All capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the agency agreement dated as of March 23, 2004 among the Corporation, GMP Securities Ltd. and Dlouhy Merchant Group Inc.

6.       GOVERNING LAW

         The laws of the Province of British Columbia and the laws of Canada applicable therein shall govern the Compensation Warrants.

7.       SUCCESSORS

         This Compensation Warrant Certificate shall enure to the benefit of the Holder and its successors or assigns and shall be binding on the Corporation and its respective successors.

8.       GENERAL

         This Compensation Warrant is non-assignable and non-transferable.

         By acceptance hereof, the Agent hereby represents and warrants to the Corporation that the Agent is acquiring this Compensation Warrant as principal for its own account and not for the benefit of any other person.

         All amounts of money referred to in this Compensation Warrant Certificate are expressed in lawful money of Canada.

         IN WITNESS WHEREOF the Corporation has caused this Compensation Warrant Certificate to be signed by a duly authorized officers.

         DATED as of March 23rd, 2004.

                                         SPECTRUM SIGNAL PROCESSING INC.



                                         Per:
                                             -----------------------------------
                                             Authorized Signing Officer

                                  SCHEDULE "1"

                              ELECTION TO EXERCISE

         The undersigned hereby irrevocably elects to exercise the number of Compensation Warrants of Spectrum Signal Processing Inc. set out below for the number of Units (or other property or securities subject thereto) as set forth below:


    (a)  Number of Compensation Warrants to be Exercised:     ____________

    (b)  Number of Units to be Acquired:                      ____________

    (c)  Exercise Price per Unit:                            $____________

    (d)  Aggregate Purchase Price [(b) multiplied by (c)]    $____________

and hereby tenders a certified cheque, bank draft or cash for such aggregate purchase price, and directs such Units to be registered and a certificate therefor to be issued as directed below.

         DATED this ______ day of ____________, 200__ .


                                            [NAME OF HOLDER]

                                            Per:
                                                --------------------------------

                                            Name of Registered Holder:

                                            ------------------------------------

                                            Address of Registered Holder:
                                            ------------------------------------

                                            ------------------------------------

                                  SCHEDULE "C"

                         UNITED STATES OFFERS AND SALES

         As used in this Schedule C, capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the agency agreement to which this Schedule is annexed and the following terms shall have the meanings indicated:

         (a) "DIRECTED SELLING EFFORTS" means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Units, Offered Shares or Offered Warrants, and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Units, Offered Shares or Offered Warrants;

         (b) "DISTRIBUTION COMPLIANCE PERIOD" means the 40 day period that begins on the later of (i) the date the Units are first offered to persons other than distributors in reliance on Regulation S or (ii) the Closing Date; provided that, all offers and sales by a distributor of an unsold allotment or subscription shall be deemed to be made during the Distribution Compliance Period;

         (c) "ACCREDITED INVESTOR" means an accredited investor as that term is defined in Rule 501(a) of Regulation D;

         (d) "REGULATION D" means Regulation D adopted by the SEC under the 1933 Act;

         (e) "REGULATION S" means Regulation S adopted by the SEC under the 1933 Act;

         (f)      "SEC" means the United States Securities and Exchange
                  Commission;

         (g) "SUBSTANTIAL U.S. MARKET INTEREST" means substantial U.S. market interest as that term is defined in Regulation S;

         (h) "1933 ACT" means the United States Securities Act of 1933, as amended;

         (i) "U.S. EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

         (j) "U.S. PERSON" means a U.S. person as that term is defined in Regulation S; and

         (k) "UNITED STATES" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE AGENTS


Each Agent acknowledges that the Units, Offered Shares and Offered Warrants have not been and will not be registered under the 1933 Act and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the 1933 Act. Accordingly, each Agent represents, warrants and covenants to the Corporation that:

1. It has not offered and sold, and will not offer and sell, any Units, Offered Shares or Offered Warrants except (a) in an offshore transaction in accordance with Rule 903 of Regulation S or (b) within the United States as provided in paragraphs 2 through 8 below. Accordingly, neither the Agent, its affiliates nor any persons acting on its or their behalf, has made or will make (except as permitted in paragraphs 2 through 8 below):

         (a) any offer to sell or any solicitation of an offer to buy, any Units, Offered Shares or Offered Warrants to any person within the United States, any U.S. person, or for the account or benefit of any U.S. person or person within the United States;

         (b) any sale of Units, Offered Shares or Offered Warrants to any purchaser unless such purchaser is not a U.S. person and is not purchasing for the account or benefit of any U.S. person and, at the time the buy order was or will have been originated, the purchaser was outside the United States, or such Agent, affiliate or person acting on behalf of either reasonably believed that such purchaser was outside the United States; or

         (c) any Directed Selling Efforts in the United States with respect to the Units, Offered Shares or Offered Warrants. It agrees that, at or prior to confirmation of the sale of the Units, Offered Shares or Offered Warrants, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Units, Offered Shares or Offered Warrants from it during the Distribution Compliance Period a confirmation or notice to substantially the following effect:

                           "THE SECURITIES COVERED HEREBY HAVE NOT BEEN
                           REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "1933 ACT"), AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (i) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR (II) OTHERWISE UNTIL 40 DAYS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING AND CLOSING DATE, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S UNDER THE 1933 ACT. TERMS USED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S."

                  In addition, prior to the expiration of the Distribution Compliance Period, all subsequent offers and sales of the Units, Offered Shares or Offered Warrants by such Agent shall be made only in accordance with the provision of Rule 903 or 904 of Regulation S; pursuant to a registration of the Units, Offered Shares or Offered Warrants under the 1933 Act; or pursuant to an available exemption from the registration requirements of the 1933 Act.

                  Such Agent agrees to obtain substantially identical undertakings from each member of any banking and selling group formed in connection with the distribution of the Units, Offered Shares or Offered Warrants contemplated hereby and to comply with the offering restriction requirements of Regulation S.

2. It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Units, Offered Shares or Offered Warrants, except with its affiliates, any selling group members or with the prior written consent of the Corporation. It shall require each selling group member to agree, for the benefit of the Corporation, to comply with, and shall use its best efforts to ensure that each selling group member complies with, the same provisions of this Schedule as apply to such Agent as if such provisions applied to such selling group member.

3. All offers and sales of Units, Offered Shares or Offered Warrants in the United States shall be made through the Agent's U.S. registered broker-dealer affiliate in compliance with all applicable U.S. broker-dealer requirements.

4. Offers and sales of Units, Offered Shares or Offered Warrants in the United States shall not be made (i) by any form of general solicitation or general advertising (as those terms are used in Regulation D) including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising or (ii) in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act.

5. Any offer, sale and solicitation of an offer to buy Units, Offered Shares or Offered Warrants that has been made or will be made in the United States was or will be made to Accredited Investors that are exempt, or in transactions that are exempt, from registration under applicable state securities laws.

6. The Agent, acting through its U.S. broker-dealer affiliate, may offer the Units, Offered Shares or Offered Warrants in the United States only to offerees with respect to which such Agent has a preexisting relationship and has reasonable grounds to believe are Accredited Investors.

7. Prior to completion of any sale of Units, Offered Shares and Offered Warrants in the United States, each U.S. purchaser thereof will be required to execute a Purchaser's Letter in the form attached as a Schedule to the Subscription Agreement entered into by each U.S. purchaser and the Corporation.

8. At least one business day prior to the Closing Date, it will provide the transfer agent with a list of all purchasers of the Units, Offered Shares and Offered Warrants in the United States.

          REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CORPORATION


         The Corporation represents, warrants, covenants and agrees that:

1.       The Corporation is a "foreign issuer" within the meaning of Regulation
         S.

2. The Corporation is not, and as a result of the sale of Units, Offered Shares or Offered Warrants contemplated hereby will not be, an "investment company" as defined in the United States Investment Company Act of 1940, as amended.

3. Except with respect to offers and sales to Accredited Investors within the United States in reliance upon an exemption from registration under
         Section 4(2) of the 1933 Act, neither the Corporation nor any of its affiliates, nor any person acting on its or their behalf, has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Units, Offered Shares or Offered Warrants to a person in the United States; or (B) any sale of Units, Offered Shares or Offered Warrants unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States or (ii) the Corporation, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States.

4. During the period in which the Units, Offered Shares and Offered Warrants are offered for sale, neither it nor any of its affiliates, or any person acting on their behalf (i) has made or will make any Directed Selling Efforts in the United States, or (ii) has engaged in or will engage in any form of general solicitation or general advertising (as those terms are used in Regulation D) with respect to the offers or sales of the Units, Offered Shares and Offered Warrants in the United States, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

5. Except with respect to the offer and sale of the Units, Offered Shares and Offered Warrants offered hereby, the Corporation has not, for a period of six months prior to the date hereof sold, offered for sale or solicited any offer to buy any of its securities in the United States.